Exhibit (a)(1)(A)

OPTIONAL PUT COMPANY NOTICE

TO HOLDERS OF

3.50% EXCHANGEABLE SENIOR NOTES DUE 2032

ISSUED BY CORSICANTO LIMITED (N/K/A CORSICANTO DESIGNATED ACTIVITY CO)

CUSIP Number: 220480 AC1

Reference is made to the Indenture, dated as of January 9, 2012 (the “Indenture”), between Corsicanto Limited, a private limited company incorporated under the laws of Ireland (n/k/a Corsicanto Designated Activity Co, a designated activity company limited by shares under the laws of Ireland), as Issuer (the “Issuer”), Amarin Corporation plc, a company incorporated under the laws of England and Wales, as Guarantor (the “Guarantor”), and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), as amended and supplemented from time to time. Notice is hereby given pursuant to Section 8.03(c) of the Indenture, that, at the option of each holder (“Holder”) of the Issuer’s 3.50% Exchangeable Senior Notes due 2032 (the “Notes”), the Issuer will repurchase such Holder’s Notes for 100% of the principal amount of the Notes, plus any accrued and unpaid interest thereon up to, but not including, the date of repurchase (the “Repurchase Price”), subject to the terms and conditions of the Indenture, the Notes and this Optional Put Company Notice and related notice materials, as amended and supplemented from time to time (the “Optional Put”). Holders may exercise the Optional Put from 4:30 p.m., New York City time, on December 16, 2016 through 11:59 p.m., New York City time, on January 18, 2017 (the “Expiration Date”), which is the Business Day immediately preceding January 19, 2017 (the “Repurchase Date”). Pursuant to the terms of the Notes, the next regular interest payment date for the Notes is January 15, 2017. Accordingly, the Issuer will pay accrued and unpaid interest on the Notes through and including January 14, 2017, to Holders of record on January 1, 2017 of all Notes regardless of whether the Optional Put is exercised with respect to such Notes. As a result, there will be accrued and unpaid interest of approximately $0.3888888 per $1,000 principal amount of Notes as of the Repurchase Date, which will be included in the Repurchase Price. Unless the Issuer defaults in making payment of the Repurchase Price, interest on the Notes repurchased will cease to accrue on and after the Repurchase Date. Notes as to which an Optional Put Notice (as defined below) has been given may be exchanged only if the Optional Put Notice is withdrawn in accordance with the terms of the Indenture. All capitalized terms used but not specifically defined in this Optional Put Company Notice shall have the meanings given to such terms in the Indenture and the Notes.

To exercise your option to have the Issuer purchase your Notes and receive the Repurchase Price, you must deliver the Notes through the transmittal procedures of the Depository Trust Company (“DTC”) prior to 11:59 p.m., New York City time, on the Expiration Date. Notes delivered through the transmittal procedures of DTC for purchase may be withdrawn at any time prior to 11:59 p.m., New York City time, on January 18, 2017, which is the Business Day immediately prior to the Repurchase Date, by complying with the withdrawal procedures of DTC.

The Trustee has informed the Issuer that, as of the date of this Optional Put Company Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form.

The Trustee and the Paying Agent is

Wells Fargo Bank, National Association,

and for purposes of this Optional Put Company Notice, the address is:

By Registered or Certified Mail or Overnight Courier:	For Information:	By Facsimile:

Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9300-070 PO Box 1517 Minneapolis, MN 55480-1517 Attention: Corsicanto Designated Activity Co Account Manager	(800) 344-5128	Facsimile: (617) 667-6282 Attention: Corsicanto Designated Activity Co Account Manager

Additional copies of this Optional Put Company Notice may be obtained from the Paying Agent at its addresses set forth above.

Dated: December 16, 2016

2

No person has been authorized to give any information or to make any representation other than those contained in this Optional Put Company Notice and, if given or made, such information or representation must not be relied upon as having been authorized. You should not assume that the information contained in this Optional Put Company Notice is accurate as of any date other than the date on the front of this Optional Put Company Notice. The Optional Put Company Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Optional Put Company Notice shall not under any circumstances create any implication that the information contained in this Optional Put Company Notice is current as of any time subsequent to the date of such information. None of the Issuer, the Guarantor or their respective boards of directors or employees, as applicable, is making any representation or recommendation to any Holder as to whether or not to exercise the Optional Put. You should consult your own financial and tax advisors and must make your own decision as to whether to exercise the Optional Put and, if so, the principal amount of Notes for which the Optional Put should be exercised.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Optional Put. To understand the Optional Put fully and for a more complete description of the terms of the Optional Put, we urge you to read carefully the remainder of this Optional Put Company Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to purchase my Notes?

Corsicanto Designated Activity Co (f/k/a Corsicanto Limited), a designated activity company limited by shares under the laws of Ireland (the “Issuer” or “we”), is obligated, at your option, to purchase your 3.50% Exchangeable Senior Notes due 2032 (“Notes”) with respect to which you validly exercise the Optional Put. (Pages 5-6)

Why is the Issuer offering to purchase my Notes?

The right of each holder (each “Holder”) of the Notes to sell and the obligation of the Issuer to purchase such Holder’s Notes pursuant to the Optional Put is a term of the Notes and has been a right of Holders from the time Notes were first issued on January 9, 2012. We are required to repurchase the Notes of any Holder exercising the Optional Put pursuant to the terms of the Notes and the Indenture. (Pages 5-6)

What Notes is the Issuer obligated to purchase?

We are obligated to purchase all of the Notes surrendered, at the option of the Holder. As of December 16, 2016, there was approximately $15.1 million aggregate principal amount of the Notes outstanding. The Notes were issued under the Indenture dated as of January 9, 2012 (the “Indenture”), between the Issuer, Amarin Corporation plc, a company incorporated under the laws of England and Wales, as Guarantor (the “Guarantor”), and Wells Fargo Bank, National Association, as trustee (the “Trustee” or “Paying Agent”)). (Pages 5-6)

How much will the Issuer pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, we will pay, in cash, a repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the Repurchase Date (as hereinafter defined) (the “Repurchase Price”), with respect to any and all Notes validly surrendered for purchase and not withdrawn. (Page 6)

How much accrued and unpaid interest will the Issuer pay as part of the Repurchase Price?

Pursuant to the terms of the Notes, the next regular interest payment date for the Notes is January 15, 2017. Accordingly, the Issuer will pay accrued and unpaid interest on the Notes through and including January 14, 2017, to Holders of record on January 1, 2017 of all Notes regardless of whether the Optional Put is exercised with respect to such Notes. As a result, there will be accrued and unpaid interest of $0.3888888 per $1,000 principal amount of Notes as of January 19, 2017 (the “Repurchase Date”), which will be included in the Repurchase Price. (Page 6)

Can the Issuer redeem the Notes?

Yes. Prior to January 19, 2017, the Issuer may redeem the Notes in connection with a change in tax law. In addition, on or after January 19, 2017, the Issuer may at its option redeem all or part of the Notes for cash at a price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, on at least 30 days’ and no more than 60 days’ prior notice. The Issuer has not exercised its optional redemption right as of the date of this Optional Put Company Notice and understands the additional limitations in doing so until after the tenth business day after the termination of this tender offer that arise under Rules 13e-(f)(6) and 14e-5 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). (Page 7)

What are your rights to exchange the Notes?

Prior to the close of business on the business day immediately preceding October 15, 2031, you have the right to exchange your Notes only under the following circumstances: (1) during any calendar quarter commencing after March 31, 2012 (and only during such calendar quarter), if the last reported sale price of one of the Guarantor’s American Depositary Shares, each representing one of Guarantor’s ordinary shares, par value £0.50 per share (the “ADSs”), for at least 20 trading days (whether or not consecutive), during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the Exchange Price (currently approximately $8.81, and more fully defined in the answer to the following question) on each applicable trading day; (2) during the five consecutive business day period immediately following any five consecutive trading day period (the “measurement period”) in which the trading price (as defined herein) per $1,000 principal amount of Notes for each trading day of such measurement period was less than 98% of the product of the last reported sale price of the ADSs and the Exchange Rate (currently 113.4752 ADS per $1,000 principal amount of Notes) on such trading day; (3) upon the occurrence of certain distributions and corporate events specified in the Indenture; or (4) if the Issuer calls the Notes for redemption, at any time prior to the close of business on the business day immediately preceding the redemption date. On or after October 15, 2031, until the close of business on the second scheduled trading day immediately preceding the maturity date, Holders may exchange their Notes at any time, regardless of whether any of the foregoing conditions have been satisfied.

None of the conditions that would make the Notes exchangeable have been satisfied as of the date of this Optional Put Company Notice, and therefore the Notes are not currently exchangeable at your option.

The Exchange Rate for the Notes is currently 113.4752 ADS, subject to adjustments as set out in the Indenture. Upon exchange, if any, the Issuer will satisfy its exchange obligation by paying or delivering, as the case may be, cash, the ADSs or a combination of cash and the ADSs, at the Issuer’s election and subject to certain conditions specified in the Indenture. If the Issuer elects to satisfy its exchange obligation solely in cash or through the payment and delivery of a combination of cash and the ADSs, the amount of cash and the number of ADSs, if any, due upon exchange will equal the sum of the daily exchange values (as defined in the Indenture) for each trading day in the applicable 25 trading day observation period (as described in the Indenture). (Page 6)

What is the Exchange Price of the Notes?

The “Exchange Price” of the Notes is defined in the Indenture as $1,000 divided by the current exchange rate for the Notes, which is 113.4752 ADSs per $1,000 principal amount of Notes exchanged, subject to adjustments as set forth in the Indenture. As a result, the Exchange Price of the Notes is currently approximately $8.81, subject to adjustments. Generally, if you exercise the exchange right (which you do not have the right to do under the Indenture currently) and the market price of the ADSs is greater than the Exchange Price during the relevant observation period, the value of the consideration that you receive in exchange for your Notes will be greater than the aggregate principal amount of the Notes. The ADSs into which the Notes are exchangeable are listed on the NASDAQ Capital Market (“NASDAQ”) under the symbol “AMRN.” On December 15, 2016, the closing price of the ADSs on NASDAQ was $3.16 per ADS. (Page 6)

How will the Issuer fund the purchase of the Notes?

We intend to use available cash to fund the purchase of the Notes. (Page 6)

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Issuer’s operating results, the market price and implied volatility of ADSs and                the market for similar securities. To the extent available, because the Notes are not currently exchangeable, but are transferrable, Holders are urged to obtain current market quotations for the Notes prior to making any decision with respect to the Optional Put. (Pages 6-7)

What do the Issuer and the Guarantor think of the Optional Put?

The Issuer and the Guarantor have not made any recommendation as to whether you should exercise the Optional Put. You must make your own decision whether to exercise the Optional Put and, if so, the principal amount of Notes for which the Optional Put should be exercised. (Page 6)

When does the Optional Put expire?

The Optional Put expires at 11:59 p.m., New York City time, on January 18, 2017 (the “Expiration Date”), which is the Business Day immediately preceding the Repurchase Date. We do not intend to extend the period for Holders to exercise the Optional Put unless required to do so by federal securities laws. (Page 7)

What are the conditions to the purchase by the Issuer of the Notes?

The purchase by us of validly surrendered Notes is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Optional Put Company Notice. (Page 8)

How do I exercise the Optional Put?

The Trustee has informed the Issuer that, as of the date of this Optional Put Company Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, you may exercise the Optional Put with respect to your Notes held through DTC in the following manner:

•	If your Notes are held through a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to exercise the Optional Put and instruct such nominee to exercise the Optional Put by surrendering the Notes on your behalf through the transmittal procedures of DTC’s Automated Tender Offer Program (“ATOP”); or

•	If you are a DTC participant and hold your Notes through DTC directly, you exercise the Optional Put by surrendering your Notes electronically through ATOP, subject to the terms and procedures of ATOP.

While we do not expect any Notes to be issued to a Holder other than DTC or its nominee in physical certificates after the date hereof, in the event that physical certificates evidencing the Notes are issued to such a Holder, any such Holder who desires to tender Notes pursuant to the Optional Put and holds physical certificates evidencing such Notes must complete and sign an optional put notice in the form attached hereto as Annex A (an “Optional Put Notice”) in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Optional Put Notice, together with the certificates evidencing the Notes being tendered and all necessary endorsements, to the Paying Agent.

By surrendering your Notes through the transmittal procedures of DTC or to the Paying Agent, as applicable, you agree to be bound by the terms of the Optional Put set forth in this Optional Put Company Notice. (Pages 8-10)

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY EXERCISE THE OPTIONAL PUT BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL OPTIONAL PUT NOTICE.

If I exercise the Optional Put, when will I receive payment for my Notes?

We will forward to the Paying Agent, prior to 10:00 a.m., New York City time, on Thursday, January 19, 2017, the appropriate amount of cash required to pay the Repurchase Price for all validly surrendered Notes, and the Paying Agent will promptly distribute the cash to DTC, the sole Holder of record of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company or other nominee, as the case may be, will distribute the cash to you. (Page 10)

Until what time can I withdraw my previous exercise of the Optional Put?

You can withdraw your exercise of the Optional Put with respect to any Notes at any time until 11:59 p.m., New York City time, on January 18, 2017, which is the Business Day immediately prior to the Repurchase Date. (Pages 9-10)

How do I withdraw my previous exercise of the Optional Put?

To withdraw your previous exercise of the Optional Put with respect to any Notes, you must comply with the withdrawal procedures of DTC prior to 11:59 p.m., New York City time, on January 18, 2017. While the Trustee has informed us that there are currently no certificated Notes in non-global form, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any Notes evidenced by physical certificates with respect to which the Optional Put was previously exercised must, instead of complying with DTC withdrawal procedures, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) in accordance with Section 8.03(b) of the Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 11:59 p.m., New York City time, on January 18, 2017. (Pages 9-10)

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY WITHDRAW THEIR PREVIOUS EXERCISE OF THE OPTIONAL PUT WITH RESPECT TO SUCH NOTES BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL WITHDRAWAL NOTICE.

Do I need to do anything if I do not wish to exercise the Optional Put?

No. If you do not exercise the Optional Put before the expiration of the Optional Put, such Notes will remain outstanding subject to their existing terms. (Pages 5-6)

If I choose to exercise the Optional Put, do I have to exercise the Optional Put with respect to all of my Notes?

No. You may exercise the Optional Put with respect to all of your Notes or any portion of your Notes. If you wish to exercise the Optional Put with respect to a portion of your Notes, you must exercise the Optional Put with respect to Notes for a principal amount such that the principal amount of Notes with respect to which the Optional Put is not exercised equals $200,000 or an integral multiple of $1,000 in excess thereof. (Page 7)

If I exercise the Optional Put, will my receipt of cash for Notes with respect to which I exercised the Optional Put be a taxable transaction for U.S. federal income tax purposes?

Yes. The receipt of cash for Notes pursuant to the Optional Put will be a taxable transaction for U.S. federal income tax purposes. You should consult with your tax advisor regarding the actual tax consequences to you. (Pages 12-14)

Who is the Paying Agent?

Wells Fargo Bank, National Association, the Trustee under the Indenture, is serving as Paying Agent in connection with the Optional Put. Its address and telephone number are set forth on the front cover page of this Optional Put Company Notice.

Who can I talk to if I have questions about the Optional Put?

Questions and requests for assistance in connection with the exercise of the Optional Put may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the cover of this Optional Put Company Notice.

IMPORTANT INFORMATION CONCERNING THE OPTIONAL PUT

1. Information Concerning the Issuer and the Guarantor. The Issuer is obligated to purchase the Notes upon the exercise of the Optional Put.

The Issuer is a wholly owned subsidiary of the Guarantor that does not have any material assets or operations. The Issuer was formed in November 2011 and was subsequently acquired by the Guarantor in January 2012 for the sole purpose of facilitating the issuance of the Notes.

The Guarantor is a biopharmaceutical company with expertise in lipid science focused on the commercialization and development of therapeutics to improve cardiovascular health.

The Guarantor’s lead product, Vascepa (icosapent ethyl) capsules, is approved by the U.S. Food and Drug Administration, or FDA, for use as an adjunct to diet to reduce triglyceride levels in adult patients with severe (TG≥500 mg/dL) hypertriglyceridemia. This FDA-approved indication for Vascepa, known as the MARINE indication, is based primarily on the successful results from the MARINE study of Vascepa in this approved patient population. In considering this approval, FDA also reviewed our successful study of Vascepa in patients with high triglyceride levels (TG≥200 mg/dL and <500 mg/dL) who are also on statin therapy for elevated low-density lipoprotein cholesterol, or LDL-C, levels which condition we refer to as mixed dyslipidemia. This study is known as the ANCHOR study. Safety data from both the MARINE and ANCHOR studies are reflected in FDA-approved labeling for Vascepa. In January 2013, the Guarantor began selling and marketing Vascepa in the United States based on the FDA-approved MARINE indication. In August 2015, the Guarantor also began marketing Vascepa in the United States for the treatment of patients studied in the ANCHOR study based on the federal court declaration. Vascepa is available in the United States by prescription only.

The Guarantor’s principal executive office is located at 2 Pembroke House, Upper Pembroke Street 28-32, Dublin 2, Ireland and the Guarantor’s telephone number is +353 (0) 1-6699-020. The Issuer’s principal executive office is Corsicanto Designated Activity Co, Arthur Cox Building, Earlsfort Terrace, Dublin 2, Ireland and the Issuer’s telephone number is +353 (0) 1-6699-020.

2. Information Concerning the Notes. The Notes were issued under the Indenture. The Notes mature on January 15, 2032.

2.1 Interest. The Notes bear interest at a rate of 3.50% per year. Interest is payable semiannually in arrears on January 15 and July 15 of each year for the period from and including the immediately preceding interest payment date to but excluding the current interest payment date. Interest will be paid to Holders of record at the close of business on January 1 or July 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes is computed on the basis of a 360-day year composed of twelve 30-day months. Unless the Issuer defaults in making the payment on Notes for which the Optional Put has been exercised, Interest on the Notes in respect of which the Optional Put has been exercised and not withdrawn will cease to accrue on the Repurchase Date.

2.2 The Issuer’s Obligation to Purchase the Notes. Pursuant to the terms of the Notes and the Indenture, on January 19, 2017, which is the Repurchase Date for the Optional Put, the Issuer is obligated to purchase all Notes for which the Optional Put has been exercised and not withdrawn by the Holders. This Optional Put will expire at 11:59 p.m., New York City time, on January 18, 2017, the Expiration Date, which is the Business Day immediately preceding the Repurchase Date. The terms and conditions of the Indenture and Notes require Holders that choose to exercise the Optional Put do so by 11:59 p.m., New York City time, on January 18, 2017, and we do not expect to extend the period for Holders to exercise the Optional Put unless required to do so by federal securities laws. Regardless of whether we extend this period, the Indenture does not provide us with the right to delay the Repurchase Date. The purchase by the Issuer of Notes for which the Optional Put is validly exercised is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Optional Put Company Notice. You may only exercise the Optional Put with respect to Notes in principal amounts such that the principal amount of Notes with respect to which the Optional Put is not exercised equals $200,000 or integral multiples of $1,000 in excess thereof.

If any Notes remain outstanding following the expiration of the Optional Put, and if the Notes are not otherwise redeemed or exchanged after such date, the Issuer will become obligated to purchase the Notes, at the option of the Holders, in whole or in part, on January 19, 2022 and January 19, 2027 at a purchase price equal to 100% of the principal amount of the Notes plus the amount of accrued and unpaid interest thereon to, but excluding, the purchase date thereof, subject to the terms and conditions specified in the Indenture and the Notes. In addition, if we undergo a Fundamental Change (as defined in the Indenture), Holders will have the option to require us to purchase all or a portion of their Notes in accordance with the terms set forth in the Indenture.

2.3 Repurchase Price. The repurchase price to be paid by the Issuer for the Notes on the Repurchase Date is the Repurchase Price, which is equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the Repurchase Date. Pursuant to the terms of the Notes, the next regular interest payment date for the Notes is January 15, 2017. Accordingly, the Issuer will pay accrued and unpaid interest on the Notes through and including January 14, 2017 to Holders of record on January 1, 2017 of all Notes regardless of whether the Optional Put is exercised with respect to such Notes. As a result, there will be accrued and unpaid interest of $0.3888888 per $1,000 principal amount of Notes as of the Repurchase Date, which will be included in the Repurchase Price. The Repurchase Price will be paid in cash with respect to any and all Notes validly surrendered for purchase and not withdrawn prior to 11:59 p.m., New York City time, on January 18, 2017.

The Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the ADSs. Thus, the Repurchase Price may be significantly greater or less than the market price of the Notes on the Repurchase Date. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and the ADSs before making a decision whether to exercise the Optional Put.

None of the Issuer, the Guarantor or their respective boards of directors or employees is making any recommendation to Holders as to whether to exercise the Optional Put or refrain from exercising the Optional Put. Each Holder must make such Holder’s own decision whether to exercise the Optional Put with respect to such Holder’s Notes and, if so, the principal amount of Notes for which the Optional Put should be exercised.

2.4 Source of Funds. In the event the Optional Put is exercised for any Notes, we intend to use available cash to pay the Repurchase Price for the Notes.

2.5 Exchange Rights of the Notes. Holders have the right to exchange their Notes, in certain circumstances, for consideration with a value per $1,000 principal amount of Notes exchanged equal to the value of 113.4752 ADSs, subject to adjustments as set forth in the Indenture. Prior to the close of business on the scheduled trading day immediately preceding October 15, 2031, Holders may only exercise the exchange right upon the occurrence of certain events. On and after October 15, 2031 to (and including) the close of business on the second scheduled trading day immediately preceding the maturity date, subject to prior repurchase or redemption of the Notes, Holders may exchange their Notes at any time. The Notes are not currently exchangeable.

2.6 Market for the Notes and the ADSs. There is no established reporting system or trading market for trading in the Notes. However, we believe the Notes currently are traded over the counter. We believe that there is no practical way to accurately determine the trading history of the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Issuer’s operating results, the market price and implied volatility of the ADSs and the market for similar securities. As of December 16, 2016, there was approximately $15.1 million aggregate principal amount of the Notes outstanding.

The ADSs are listed on the NASDAQ under the symbol “AMRN.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the ADSs as reported on NASDAQ:

	High	Low
Fiscal Year 2016
Fourth Quarter (through December 15)	$3.65	$2.75
Third Quarter	$3.25	$3.13
Second Quarter	$2.19	$2.11
First Quarter	$1.53	$1.44
Fiscal Year 2015
Fourth Quarter	$1.91	$1.83
Third Quarter	$2.00	$1.89
Second Quarter	$2.49	$2.31
First Quarter	$2.42	$2.31
Fiscal Year 2014
Fourth Quarter	$0.98	$0.93
Third Quarter	$1.15	$1.09
Second Quarter	$1.76	$1.69
First Quarter	$1.90	$1.78

On December 15, 2016, the closing price of the ADSs on NASDAQ was $3.16 per ADS. As of December 15, 2016, there were approximately 268.1 million ADSs outstanding. We urge you to obtain current market information for the Notes, to the extent available, and the ADSs before making any decision to exercise the Optional Put.

2.7 Redemption. Prior to January 19, 2017, the Issuer may redeem the Notes as a result of any change in tax law. On or after January 19, 2017, the Issuer may at its option redeem all or part of the Notes for cash at a price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, on at least 30 days’ and no more than 60 days’ notice. Holders may exchange Notes or portions of Notes called for redemption even if the Notes are not otherwise exchangeable at that time, until the close of business on the day that is immediately prior to the redemption date. The Issuer has not exercised its optional redemption right as of the date of this Optional Put Company Notice and understands the additional limitations in doing so until after the tenth business day after the termination of this tender offer that arise under Rules 13e-(f)(6) and 14e-5 under the Exchange Act.

2.8 Ranking. The Notes are senior unsecured obligations of the Issuer and rank equally in right of payment with all of the Issuer’s existing and future senior unsecured indebtedness, and are effectively subordinated in right of payment to the Issuer’s secured indebtedness and to all liabilities and preferred equity of the Issuer’s subsidiaries. The guarantees of the Notes are senior unsecured obligations of the Guarantor and rank equally in right of payment with all of the Guarantor’s existing and future senior unsecured indebtedness, and are effectively subordinated in right of payment to the Guarantor’s secured indebtedness and to all liabilities and preferred equity of the Guarantor’s subsidiaries.

3. Procedures to be Followed by Holders Electing to Exercise the Optional Put. Holders will not be entitled to receive the Repurchase Price for their Notes unless they exercise the Optional Put by surrendering their Notes through the transmittal procedures of DTC on or before 11:59 p.m., New York City time, on January 18, 2017 and do not withdraw the Notes prior to 11:59 p.m., New York City time, on January 18, 2017. Holders may surrender some or all of their Notes; however, any Notes surrendered must be in a principal amount such that the principal amount of Notes not submitted equals $200,000 or an integral multiple of $1,000 in excess thereof. If Holders do not validly surrender their Notes on or before 11:59 p.m., New York City time, on the Expiration Date, their Notes will remain outstanding subject to the existing terms of the Notes and the Indenture.

3.1 Method of Delivery. The Trustee has informed the Issuer that, as of the date of this Optional Put Company Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Notes surrendered for purchase hereunder must be delivered through DTC’s ATOP system. Valid delivery of Notes via ATOP will constitute an Optional Put Notice (as defined in the Indenture) satisfying Holders’ notice requirements under the Indenture. Delivery of Notes and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY EXERCISE THE OPTIONAL PUT BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL OPTIONAL PUT NOTICE.

3.2 Agreement to be Bound by the Terms of the Optional Put. By exercising the Optional Put with respect to any portion of your Notes by surrendering such Notes through the transmittal procedures of DTC, you acknowledge and agree as follows:

•	such Notes shall be purchased as of the Repurchase Date pursuant to the terms and conditions set forth in this Optional Put Company Notice;

•	you agree to all of the terms of this Optional Put Company Notice;

•	you have received this Optional Put Company Notice and acknowledge that this Optional Put Company Notice provides the notice required pursuant to the Indenture;

•	upon the terms and subject to the conditions set forth in this Optional Put Company Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, you (i) irrevocably sell, assign and transfer to the Issuer all right, title and interest in and to all the Notes surrendered, (ii) release and discharge the Issuer, the Guarantor and each of their respective directors, officers, employees and affiliates from any and all claims you may now have, or may have in the future, arising out of, or related to, the Notes, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes (other than claims with respect to federal securities laws) and (iii) irrevocably constitute and appoint the Paying Agent as your true and lawful agent and attorney-in-fact with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Issuer, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Issuer, except as agent for the Issuer, for the Repurchase Price of any surrendered Notes that are purchased by the Issuer), all in accordance with the terms set forth in this Optional Put Company Notice;

•	you represent and warrant that you (i) own the Notes surrendered and are entitled to surrender such Notes and (ii) have full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that when such Notes are accepted for purchase and payment by the Issuer, the Issuer will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•	you agree, upon request from the Issuer, to execute and deliver any additional transfer documents deemed by the Paying Agent or the Issuer to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•	you understand that all Notes properly surrendered for purchase prior to 11:59 p.m., New York City time, on January 18, 2017, and not withdrawn prior to 11:59 p.m., New York City time, on January 18, 2017, will be purchased at the Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, the Optional Put Company Notice and related notice materials, as amended and supplemented from time to time;

•	surrendered Notes may be withdrawn by complying with the withdrawal procedures of DTC at any time prior to 11:59 p.m., New York City time, on January 18, 2017; and

•	all authority conferred or agreed to be conferred pursuant to your exercise of the Optional Put hereby shall survive your death or incapacity and every obligation of yours shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives.

3.3 Exercise of Optional Put; Delivery of Notes.

Notes Held Through a Custodian. If you wish to exercise the Optional Put with respect to any of your Notes and your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and instruct such nominee to surrender the Notes for purchase on your behalf through the transmittal procedures of DTC as set forth below in “Notes Held by a DTC Participant” on or prior to 11:59 p.m., New York City time, on the Expiration Date. The Issuer will, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of the Notes held by them as a nominee or in a fiduciary capacity. The Issuer hereby requests that each broker, dealer, commercial bank, trust company or other nominee that holds Notes inform the Issuer of the approximate number of beneficial owners of the Notes that are held by such nominee.

Notes Held by a DTC Participant. If you are a DTC participant who wishes to exercise the Optional Put with respect to any of your Notes, you must:

•	deliver to the Paying Agent’s account at DTC through DTC’s book-entry system your beneficial interest in the Notes on or prior to 11:59 p.m., New York City time, on the Expiration Date; and

•	electronically transmit your acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, on or prior to 11:59 p.m., New York City time, on the Expiration Date.

In exercising the Optional Put through ATOP, the electronic instructions sent to DTC by you or by a broker, dealer, commercial bank, trust company or other nominee on your behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of you and DTC, your receipt of and agreement to be bound by the terms of the Optional Put, including those set forth above Section 3.2 above.

Notes Held in Certificated Non-Global Form. While we do not expect any Notes to be issued to a Holder other than DTC or its nominee in physical certificates after the date hereof, in the event that physical certificates evidencing the Notes are issued to such a Holder, then, in order to exercise the Optional Put with respect to such Notes, any such Holder of the Notes must complete and sign an Optional Put Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Optional Put Notice to the Paying Agent prior to 11:59 p.m., New York City time, on the Expiration Date. For such a Holder to receive payment of the Repurchase Price for such Notes with respect to the Optional Put was exercised, the Holder must deliver such Notes to the Paying Agent prior to, on or after the Repurchase Date together with all necessary endorsements.

All signatures on an Optional Put Notice and endorsing the Notes must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”); provided, however, that signatures need not be guaranteed if such Notes are tendered for the account of an Eligible Institution. If an Optional Put Notice or any Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Issuer of the authority of such person so to act must be submitted.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures, as applicable, before 11:59 p.m., New York City time, on the Expiration Date.

4. Right of Withdrawal. You may withdraw your previous exercise of the Optional Put with respect to any Notes at any time prior to 11:59 p.m., New York City time, on January 18, 2017, which is the Business Day immediately prior to the Repurchase Date.

Except as described below with respect to Notes, if any, for which physical certificates are issued to a Holder other than DTC or its nominee, in order to withdraw your previous exercise of the Optional Put, you must comply with the withdrawal procedures of DTC prior to 11:59 p.m., New York City time, on January 18, 2017. This means you must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system before 11:59 p.m., New York City time, on January 18, 2017.

In the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Notes evidenced by physical certificates must, instead of complying with the DTC withdrawal procedures, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 11:59 p.m., New York City time, on January 18, 2017.

In addition, pursuant to Rule 13e-4(f)(2)(ii) promulgated under the Exchange Act, Holders are advised that if they timely surrendered Notes for purchase under the Optional Put, they are also permitted to withdraw such Notes after midnight, New York City time, on Tuesday, February 14, 2017 in the event that we have not yet accepted the Notes for payment as of that time. Pursuant to the Indenture, we are required to forward to the Paying Agent, prior to 10:00 a.m., New York City time, on January 19, 2017 the appropriate amount of cash required to pay the Repurchase Price for all Notes with respect to which the Optional Put has been exercised and not withdrawn.

You may exercise the Optional Put with respect to Notes previously withdrawn from the Optional Put by following the procedures described in Section 3 above.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

You bear the risk of untimely withdrawal of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures before 11:59 p.m., New York City time, on January 18, 2017.

5. Payment for Surrendered Notes. We will promptly forward to the Paying Agent, prior to 10:00 a.m., New York City time, on January 19, 2017, the appropriate amount of cash required to pay the Repurchase Price for all Notes with respect to which the Optional Put has been exercised and not withdrawn, and the Paying Agent will promptly distribute the cash to DTC, the sole Holder of record of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company or other nominee, as the case may be, will distribute the cash to you. In the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee and the Optional Put is exercised and not withdrawn with respect to such Notes, then the Paying Agent will pay the Repurchase Price for such Notes to the Holder promptly following the later of January 19, 2017 and the delivery of such Notes to the Paying Agent together with all necessary endorsements as described in Section 3.3 above.

The total amount of funds required by us to purchase all of the Notes is $15,112,874.94.

6. Notes Acquired. Any Notes purchased by us pursuant to the Optional Put will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7. Plans or Proposals of the Issuer and the Guarantor. Except as described below and in Annex C hereto, neither the Issuer, the Guarantor nor the directors and executive officers of the Issuer or the Guarantor currently has any plans, proposals or negotiations that would be material to a Holder’s decision to exercise the Optional Put, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Issuer, the Guarantor or any of their subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Issuer, the Guarantor or any of their subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Issuer or the Guarantor;

•	any change in the present board of directors or management of the Issuer or the Guarantor, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the corporate structure or business of the Issuer or the Guarantor;

•	any class of equity securities of the Issuer or the Guarantor to be delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of equity securities of the Issuer or the Guarantor becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of the obligation of the Issuer or the Guarantor to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Issuer or the Guarantor or the disposition of securities of the Company or the Issuer; or

•	any changes in the charter, bylaws or other governing instruments of the Issuer or the Guarantor or other actions that could impede the acquisition of control of the Issuer or the Guarantor.

8. Interests of Directors, Executive Officers and Affiliates of the Issuer and the Guarantor in the Notes. Based on a reasonable inquiry by the Issuer and the Guarantor:

•	none of the executive officers or directors of the Issuer or the Guarantor, or any associate of such executive officers or directors, owns any Notes; and

•	during the 60 days preceding the date of this Optional Put Company Notice, none of the executive officers or directors of the Issuer or the Guarantor has engaged in any transactions in the Notes.

Neither the Issuer nor the Guarantor will purchase any Notes from its affiliates or the executive officers or directors of the Issuer or the Guarantor.

None of the Issuer, the Guarantor or any of their associates or majority-owned subsidiaries owns any Notes. During the 60 days preceding the date of this Optional Put Company Notice, none of the Issuer, the Guarantor or any of their subsidiaries has engaged in any transactions in the Notes.

A list of the directors and executive officers of the Issuer and the Guarantor and their addresses is attached to this Optional Put Company Notice as Annex C.

9. Purchase of Notes by the Issuer, the Guarantor and Their Affiliates. None of the Issuer, the Guarantor or any of their affiliates has purchased any Notes. The Issuer has not exercised any redemption right with respect to the Notes.

10. Agreements Involving the Issuer’s and Guarantor’s Securities. The Issuer and the Guarantor have entered into the Indenture relating to the Notes. There are no agreements between the Issuer or the Guarantor and any other person with respect to any other securities issued by the Issuer and the Guarantor that are material to the Optional Put or the Notes. The Issuer and the Guarantor are not aware of any agreements between any directors or executive officers of the Issuer or the Guarantor and any other person with respect to any other securities issued by the Issuer and the Guarantor that are material to the Optional Put or the Notes.

11. Certain United States Federal Income Tax Considerations. The following discussion summarizes certain material U.S. federal income tax considerations that may be relevant to the exercise of the Optional Put by a U.S. Noteholder (as defined below). This discussion is based upon the current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations, promulgated and proposed thereunder, judicial authority and administrative interpretations, each as of the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities, subsequent to the date hereof or retroactively applied, may cause the U.S. federal income tax consequences to vary from the consequences described below. We cannot assure you that the Internal Revenue Service, or the IRS, will not challenge one or more of the tax consequences described below. Any challenge by the IRS may materially and adversely impact your U.S. federal income tax consequences of the exercise of the Optional Put. Furthermore, the U.S. federal income tax treatment of an exercise of the Optional Put may be modified by future legislative or administrative changes or court decisions. Any modification may be retroactively applied.

This discussion is limited to holders who hold the notes as capital assets (generally, property held for investment). This summary is general in nature and does not address the tax considerations arising under U.S. federal estate, gift, alternative minimum tax laws or under the laws of any foreign, state, local or other jurisdiction and does not address the net investment income tax. In addition, this discussion does not address tax consequences that may be relevant to you in your particular circumstances, nor does it apply to you if you are a holder with a special status, such as:

•	a person that owns, or is treated as owning under certain attribution rules, 10% or more of the voting power of the Guarantor;

•	a broker or dealer in securities or currencies;

•	a bank, mutual fund, life insurance company or other financial institution;

•	a tax-exempt organization;

•	a qualified retirement plan or individual retirement account;

•	a person that holds notes as part of a straddle, hedge, constructive sale or other integrated transaction for tax purposes;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a partnership, S corporation or other pass-through entity;

•	an investor in a partnership, S corporation or other pass-through entity;

•	a U.S. expatriate;

•	a person who received notes in connection with the performance of services; and

•	a person whose functional currency for U.S. federal income tax purposes is not the U.S. dollar.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal tax purposes) holds the notes, the tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership, among other things. If you are a partner of a partnership that owns notes you are urged to consult your own tax advisor about the U.S. federal income tax consequences of exercising the Optional Put.

This summary does not address the U.S. federal income tax considerations arising from the exercise of the Optional Put with respect to non-U.S. Noteholders. A “non-U.S. Noteholder” is a beneficial owner of notes that is not a U.S. Noteholder.

INVESTORS CONSIDERING THE EXERCISE OF THE OPTIONAL PUT ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE EXERCISE OF THE OPTIONAL PUT UNDER U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

The following discussion applies to you if you are a “U.S. Noteholder.” You are a “U.S. Noteholder” for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity classified as a corporation for U.S. federal tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

Exercise of the Optional Put

Upon the exercise of the Optional Put, subject to the rules applicable with respect to unamortized bond premium, you generally will recognize gain or loss equal to the difference between (i) the amount of cash you receive and (ii) your adjusted tax basis in the notes. Such gain or loss will be capital gain or loss, except to the extent of amount received that is attributable to market discount, as discussed below. Your adjusted tax basis in a note generally will equal the price you paid for the note, (i) increased by any market discount previously included in income and (ii) decreased (but not below zero) by any amortizable bond premium that you have previously amortized. If you acquired a note at a price in excess of its principal amount, and therefore with bond premium, and you have not elected to amortize such bond premium, the unamortized premium will decrease the gain or increase the loss you will otherwise recognize upon the exercise of the Optional Put. Any capital gain or loss will be long-term capital gain or loss if at the time of the exercise of the Optional Put, you held the note for more than one year. Under current law, long-term capital gain of non-corporate U.S. Noteholders, including individual U.S. Noteholders, is generally taxed at reduced rates. The deductibility of capital losses is subject to limitations. The gain or loss will generally be treated as U.S. source gain or loss.

Market Discount

If you are a U.S. Noteholder that purchased a note after its original issuance at a “market discount,” you will generally be required to treat any gain recognized upon the exercise of the Optional Put with respect to that note as ordinary income to the extent of the market discount accrued during your period of ownership, less any portion of such accrued market discount you previously elected to include in your income. Gain in excess of such accrued market discount will be subject to the capital gain rules described above. Subject to a statutory de minimis exception, market discount is the excess of the note’s stated principal amount over your tax basis in the note immediately after you acquired the note. You should consult your tax advisor with regard to the application of the market discount rules to your particular situation.

Information Reporting and Backup Withholding

Payment of the Optional Put Purchase Price may be subject to information reporting and U.S. federal backup withholding tax at the applicable statutory rate (currently 28%) if a U.S. Noteholder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Certain U.S. Noteholders are generally not subject to backup withholding and information reporting requirements, provided their exemption from backup withholding and information reporting is properly established. Any amounts so withheld will be allowed as a credit against a U.S. Noteholder’s U.S. federal income tax liability and may entitle a U.S. Noteholder to a refund, provided the required information is timely furnished to the IRS. You should consult your tax advisor regarding the application of backup withholding, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Certain U.S. Noteholders who are individuals that hold certain foreign financial assets (which may include a note) are required to report information related to such assets, subject to certain exceptions (including an exception for notes held in accounts maintained by U.S. financial institutions). You are urged to consult your tax advisors regarding this reporting requirement.

12. Additional Information. The Issuer is a wholly owned subsidiary of the Guarantor. The Issuer is not subject to the reporting and other informational requirements of the Exchange Act. The Guarantor is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, file reports and other information with the SEC. Such reports and other information can be inspected and copied at the Public Reference Section of the SEC located at Station Place, 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

The Guarantor and the Issuer have filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Optional Put. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The documents listed below (as such documents may be amended from time to time) contain important information about the Issuer, the Guarantor and their financial condition, and we incorporate by reference such documents herein:

•	The Annual Report on Form 10-K of the Guarantor for the year ended December 31, 2015, filed with the SEC on February 25, 2016;

•	The Guarantor’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2016 (with respect to those portions incorporated by reference into the Guarantor’s Annual Report on Form 10-K for the year ended December 31, 2015);

•	The Guarantor’s Quarterly Reports for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, filed with the SEC on May 5, 2016, August 4, 2016 and November 3, 2016, respectively;

•	The section entitled “Description of Registrant’s Securities to be Registered” contained in the Guarantor’s Registration Statement on Form 8-A filed with the SEC on March 19, 1993, including any amendment or report filed for the purpose of updating such description;

•	The Guarantor’s Current Reports on Forms 8-K, filed with the SEC on January 25, 2016, March 9, 2016, June 1, 2016, June 30, 2016, July 14, 2016, August 4, 2016 (only with respect to Item 8.01 and Exhibit 99.2), August 12, 2016, August 15, 2016, August 26, 2016, September 14, 2016, September 23, 2016 and December 16, 2016; and

•	All documents filed with the SEC by the Guarantor pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Optional Put Company Notice and prior to the Repurchase Date (excluding any portions of such documents that are deemed “furnished” to the SEC pursuant to applicable rules and regulations).

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

Notwithstanding the foregoing, the Schedule TO to which this Optional Put Company Notice relates does not permit forward “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Optional Put Company Notice, we will amend the Schedule TO accordingly.

13. No Solicitations. Neither the Issuer nor the Guarantor has employed any persons to make solicitations or recommendations in connection with the Optional Put.

14. Definitions. All capitalized terms used but not specifically defined in this Optional Put Company Notice shall have the meanings given to such terms in the Indenture and the Notes.

None of the Issuer, the Guarantor or their respective boards of directors or employees, as applicable, is making any recommendation to any Holder as to whether to exercise the Optional Put or refrain from exercising the Optional Put pursuant to this Optional Put Company Notice. Each Holder must make such Holder’s own decision whether to exercise the Optional Put and, if so, the principal amount of Notes for which the Optional Put should be exercised.

ANNEX A

FORM OF OPTIONAL PUT NOTICE

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from Corsicanto Designated Activity Co (f/k/a Corsicanto Limited) (the “Issuer”) as to the occurrence of a Repurchase Date and specifying the Repurchase Date and requests and instructs the Issuer to pay to the registered holder hereof in accordance with the applicable provisions of the Indenture referred to in this Note (1) the entire principal amount of this Note, or the portion thereof below designated, and (2) if such Repurchase Date does not fall during the period after a Regular Record Date and on or prior to the corresponding Interest Payment Date, accrued and unpaid interest, if any, thereon to, but excluding, such Repurchase Date.

In the case of Physical Notes, the certificate numbers of the Notes to be repurchased are as set forth below:

Dated:

Signature(s)

Social Security or Other Taxpayer Identification Number

Principal amount to be repaid (if less than all): $[•],000

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Signature Guarantee

Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15 if Notes are to be delivered, other than to and in the name of the registered holder.

A-1

ANNEX B

FORM OF WITHDRAWAL NOTICE

TO: CORSICANTO DESIGNATED ACTIVITY CO (F/K/A CORSICANTO LIMITED)WELLS FARGO BANK, NATIONAL ASSOCIATION

The undersigned registered Holder of the Note designated below hereby withdraws its election to require Corsicanto Designated Activity Co (f/k/a Corsicanto Limited) (the “Issuer”) to repurchase such Note, or the portion thereof designated below, in accordance with the terms of the Indenture, dated as of January 9, 2012, between the Issuer, Amarin Corporation plc, as Guarantor, and Wells Fargo Bank, National Association, as Trustee (the “Indenture”). Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

NOTICE: The signature below of the Holder must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatsoever.

Name of Holder:

Note Certificate Number (if applicable):

Principal amount to be withdrawn (if less than all, the principal amount not to be repurchased must equal $200,000 or an integral multiple of $1,000 in excess thereof):

Principal amount that remains subject to the Optional Put Notice:

Social Security or Other Taxpayer Identification Number:

Dated:

Signature(s)

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ANNEX C

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF THE GUARANTOR

The following tables set forth the names of each member of the Guarantor’s board of directors and each of the Guarantor’s executive officers:

Directors

Name	Title
John F. Thero	President and Chief Executive Officer, Director (principal executive officer)

Lars Ekman, M.D., Ph.D.	Director

James Healy, M.D., Ph.D.*	Director

Patrick O’Sullivan	Director

Kristine Peterson	Director

David Stack	Director

Jan van Heek	Director

Joseph Zakrzewski	Director

*	James Healy has submitted his resignation from the Guarantor’s board of directors. His resignation is effective as of 12:00 a.m. on December 20, 2016.

Executive Officers who are not Directors

Name	Title
Joseph T. Kennedy	Executive Vice President, General Counsel and Strategic Initiatives, Secretary and Chief Compliance Officer

Michael W. Kalb	Senior Vice President, Chief Financial Officer (principal financial officer and principal accounting officer)

Steven B. Ketchum, Ph.D.	President of Research and Development, Senior Vice President, and Chief Scientific Officer

The Guarantor’s principal executive office is located at 2 Pembroke House, Upper Pembroke Street 28-32, Dublin 2, Ireland and the Guarantor’s telephone number is +353 (0) 1-6699-020.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF THE ISSUER

The following tables set forth the names of each member of the Issuer’s board of directors and each of the Issuer’s executive officers:

Directors

Name	Title
Patrick O’Sullivan	Director

Joseph T. Kennedy	Director

Conor Dalton	Director

C-1

The Issuer’s principal executive office is located at Arthur Cox Building, Earlsfort Terrace, Dublin 2, Ireland and the Issuer’s telephone number is + 353 (0) 1 6699-020.

C-2